Exhibit 10.146

October 12, 2010

BY US MAIL AND ELECTRONIC MAIL

Mr. Joel Legon

Interim Chief Financial Officer

43 Chapin Road

Barrington, RI 02806

Dear Joel,

This letter confirms that, effective October 10, 2010, you have agreed to serve, and were appointed by the Board of Directors of Comverse Technology, Inc. (the “Company”), as Senior Vice President and Interim Chief Financial Officer of the Company, initially reporting to me. Your annual base salary, effective October 10, 2010, will be $400,000 (“Annual Base Salary”), payable in accordance with the Company’s payroll practices for similarly situated employees, subject to withholding of Federal and State income taxes, Social Security and other customary deductions. In addition, during the term of employment, you will be entitled to an annual additional supplemental payment of $14,000 payable as additional salary (but not deemed base salary for other purposes under this offer letter) during the course of the year in accordance with the regular payroll practices of the Company.

You will cease to be eligible to participate in the Comverse Incentive Compensation Plan effective October 9, 2010. Effective October 10, 2010, your on-target bonus opportunity shall be $200,000 (“Target Bonus”) and your maximum bonus opportunity shall be $300,000, pro-rated to cover the period from and after October 10, 2010. Any bonus will be payable based upon the achievement of certain performance criteria developed by the Company’s Chief Executive Officer and sent under separate cover. Any bonus will be subject to withholding of Federal and State income taxes, Social Security and other customary deductions.

Effective October 10, 2010, in the event that you are terminated without cause by the Company, you will be entitled to receive a lump sum payment equal to the sum of (i) 50% of Annual Base Salary and (ii) 50% of Target Bonus.

Other than as specifically set forth herein, the terms and conditions of your employment as set forth in the offer letter, dated February 12, 2009, remain full force and effect. Please contact me if you would like to discuss further.

Sincerely,

/s/ Andre Dahan
Andre Dahan
President and Chief Executive Officer

810 Seventh Avenue, 32nd Floor, New York, NY 10019  Telephone (212) 739-1000 Facsimile (212) 739-1001

www.cmvt.com